Exhibit 10-DD

DONALDSON COMPANY, INC.
QUALIFIED PERFORMANCE-BASED COMPENSATION PLAN

Section 1.    Establishment and Purpose

        The Company has previously established the 2001 Master Stock Incentive Plan (the “Master Stock Plan”) which authorizes the issuance of, among other awards, Performance Awards which are payable upon the achievement of such performance goals as the Committee may establish. In furtherance of that authorization, this Plan is hereby established under the Master Stock Plan for the purpose of authorizing the issuance of Performance Awards specifically intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. All Performance Awards granted under this Plan are subject to any applicable terms, conditions and restrictions required by the Master Stock Plan, and any successor plans thereto.

Section 2.    Definitions

        Except as expressly defined herein, capitalized terms used in this Plan shall have the same meanings as appear in the Master Stock Plan.

Section 3.    Qualified Performance-Based Compensation under Section 162(m) of the Code

        From time to time, the Committee may designate an Award granted pursuant to the Plan as an award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (a “Qualified Performance Award”). A Qualified Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Notwithstanding any other provision of this Plan or the Master Stock Plan to the contrary, the following additional requirements shall apply to all Qualified Performance Awards made to any Participant under the Plan:

(i) Stockholder Approval of Plan. Any Qualified Performance Award shall be null and void and have no effect whatsoever unless the Plan shall have been approved by the stockholders of the Company at the Company’s November 18, 2005 annual meeting of stockholders. No Qualified Performance Award under this Plan shall be granted more than five years after such meeting of stockholders unless the stockholders have reapproved the Plan to the extent required by Section 162(m) of the Code.

(ii) Business Criteria. Unless and until the Committee proposes for stockholder approval and the Company’s stockholders approve a change in the general business criteria set forth in this section, the attainment of which may determine the amount and/or vesting with respect to Qualified Performance Awards, the business criteria to be used for purposes of establishing performance goals for such Qualified Performance Awards shall be selected from among the following alternatives, each of which may be based on absolute standards or comparisons versus specified companies or groups of companies and may be applied at individual or various organizational levels (e.g., the Company as a whole or identified business units, segments or the like):

•	Earnings per share

•	Return on investment

•	Revenues, including net sales growth

•	Earnings, including net operating profit after taxes

•	Return on equity

•	Profit margins

•	Cost reductions

•	Inventory levels

•	Delivery performance

•	Safety performance

•	Quality performance

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Table of Contents

•	Core operating earnings

•	Total stockholder return

•	Cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital

•	Economic value added

•	Stockholder value added

•	Market share

•	Price to earnings ratio

•	Expense ratios

•	Workforce goals

•	Total expenditures

•	Completion of key projects

In the event that Section 162(m) of the Code or applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without disclosing to stockholders and obtaining stockholder approval of such changes and without thereby exposing the Company to potentially adverse tax or other legal consequences, the Committee shall have the sole discretion to make such changes without obtaining stockholder approval.

(iii) Maximum Award. The maximum bonus which may be paid to any Participant pursuant to any Qualified Performance Award with respect to any performance period shall not exceed a value of $5,000,000.

(iv) Payment of Qualified Performance Awards. Qualified Performance Awards shall be paid no later than two and one-half months following the conclusion of the applicable performance period (unless the Participant has elected to have such Award deferred in accordance with the terms of the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan). The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with a Qualified Performance Award, but may not exercise discretion to increase such amount.

(v) Certain Events. If a Participant dies or becomes permanently and totally disabled or has a normal retirement event before the end of a performance period or after the performance period and before a Qualified Performance Award is paid, the Committee may, in its discretion, determine that the Participant shall be paid a prorated portion of the award that the Participant would have received but for such death or disability or normal retirement event.

(vi) Timing of Designations. For a Qualified Performance Award, the Committee shall, not later than 90 days after the beginning of each performance period, (A) designate all Participants for such performance period, and (B) establish the objective performance factors for each Participant for that performance period on the basis of one or more of the criteria set forth in (ii) above.

(vii) Certification. Following the close of each performance period and prior to payment of any amount to a Participant with respect to a Qualified Performance Award, the Committee shall certify in writing as to the attainment of all factors (including the performance factors for a Participant) upon which any payments to a Participant for that performance period are to be based.

(viii) Interpretation. Each of the provisions in this Section 3, and all of the other terms and conditions of the Plan as it applies to any Qualified Performance Award, shall be interpreted in such a fashion as to qualify all compensation paid thereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Nothing in this Plan shall be interpreted to limit the Committee’s authority to grant non-qualifying Performance Awards under the terms of the Master Stock Plan.

Section 4.    Effective Date of the Plan

        The Plan shall be effective as of the date of its approval by the stockholders of the Company.

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